Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

CHINA TELETECH HOLDING, INC.

LIAONING KUNCHENG EDUCATION INVESTMENT CO., LTD,

AND

THE SHAREHOLDERS OF

LIAONING KUNCHENG EDUCATION INVESTMENT CO., LTD.

Dated as of November 15, 2016

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ii

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of November 15, 2016 by and among China Teletech Holding, Inc., a Florida corporation, (“Purchaser”), Liaoning Kuncheng Education Investment Co., Ltd. (the “Company”, with all of its Subsidiaries, each a “Company Subsidiary,” and collectively, with the Company, the “Company Group”), a company incorporated under the laws of the People’s Republic of China (“PRC”), and the shareholders of the Company listed on Schedule A hereto (collectively, the “Company Shareholders”). Purchaser, the Company, the Company Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Purchaser is a publicly reporting company organized under the laws of Florida;

WHEREAS, the Company Shareholders collectively own 51% of the issued and outstanding equity securities of the Company (the “Company Shares”);

WHEREAS, Purchaser desires to acquire, in a bona fide strategic transaction, the Company Shares from the Company Shareholders in exchange (the “Exchange”) for the issuance by Purchaser to the Company Shareholders of an aggregate of 30,000,000 newly issued shares of Purchaser common stock, par value $0.001 per share (together with any securities into which such shares may be reclassified, the “Common Stock”) and the Company Shareholders desire to exchange their Company Shares for such shares of Common Stock on the terms described herein;

WHEREAS, on the Closing Date, and as a result of the transactions contemplated hereby, the Company will become a subsidiary of Purchaser;

WHEREAS, each of the board of directors of Purchaser (the “Purchaser Board”) and the board of directors of the Company (the “Company Board”), respectively, has approved this Agreement and each of them has determined that this Agreement, the Exchange and the other transactions contemplated hereby are advisable and in the respective best interests of each of Purchaser, the Company and their respective stockholders.

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

TERMS OF THE EXCHANGE

1.1 The Exchange.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereafter defined), the Company Shareholders shall assign, transfer and deliver, free and clear of all Encumbrances (hereinafter defined), in an aggregate of 51% of the Company Shares, on a pro rata basis based on the percentage interest in the Company held by each of the Company Shareholders.

(b) In consideration of the transfer of the 51% of the Company Shares to Purchaser by the Company Shareholders, subject to the terms and conditions of this Agreement, Purchaser shall issue to the Company Shareholders an aggregate of 30,000,000 shares of Common Stock (the “Exchange Shares”).

1.2 The Closing; Closing Date; Effect.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Exchange (the “Closing”) shall take place at such time, date or place as is agreed upon in writing by the Parties hereto. By agreement of the Parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission. The date on which the Closing occurs is herein referred to as the “Closing Date”.

1.3 Organic Anti-Dilution. The number of Exchange Shares to be issued shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Purchaser Common Stock), dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Purchaser Common Stock (each, an “Organic Dilution Event”) occurring on or after the date hereof and prior to the Closing Date. Notwithstanding the foregoing, (i) the issuance of the Exchange Shares as contemplated by Section 1.1 of this Agreement shall not be deemed an Organic Dilution Event, and/or (ii) the issuance of Purchaser Common Stock and/or other securities of Purchaser pursuant to any exercise or conversion of securities of Purchaser issued and outstanding as of the date of this Agreement shall not be deemed an Organic Dilution Event.

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Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), the Company represents and warrants to Purchaser as follows, on the date hereof and on the Closing Date:

2.1 Due Organization and Good Standing. Each member of the Company Group is a corporation, limited liability company or other entity, duly incorporated, formed, or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation, or organization as set forth in Section 2.1 of the Company Disclosure Letter and has all requisite corporate, limited liability, or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each member of the Company Group is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, all of which jurisdictions are listed on Section 2.1 of the Company Disclosure Letter. the Company has heretofore made available to Purchaser accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of the Company (the “Company Organization Documents”) and accurate and complete copies of the certificate of incorporation, by-laws or equivalent organizational document of each of the Company Subsidiaries, each as amended to date and as currently in effect (together with the Company Organization Documents, the “Company Group Organization Documents”). No member of the Company Group is in violation of any Company Group Organization Document.

2.2 Title to Securities; Capitalization.

(a) The issued and outstanding share capital of the Company (the “Company Securities”) is 51% owned by Mr. Kunyuan Yang. All of the Company Securities are duly authorized, validly issued, fully paid and nonassessable, free of Encumbrances and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the relevant law in jurisdiction of incorporation, the Company Organization Documents or any contract to which the Company is a party or by which the Company is bound. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any the Company Ordinary Shares or any capital equity of the Company and there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding Company Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth in Section 2.2(b) of the Company Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of the Company or any Company Subsidiary obligating the Company or any member of the Company Group to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, equity securities or securities convertible into or exchangeable for such securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities.

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(c) There are no registration rights (except as expressly contemplated by this Agreement), and there is no voting trust, proxy, rights plan, shareholder’s agreement, anti-takeover plan or other contracts or understandings to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any Company Shareholder is bound with respect to any of the capital stock of any member of the Company Group. Except as set forth in this Agreement or disclosed in Section 2.2(c) of the Company Disclosure Letter, as a result of the consummation of the Exchange, no shares of capital stock, warrants, options or other securities of the Company or any Company Subsidiary are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Company or any Company Subsidiary accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) All Indebtedness of the Company and the Company Subsidiaries are disclosed in Section 2.2(d) of the Company Disclosure Letter. Except as disclosed therein, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance on its properties or assets.

(e) Since January 1, 2014, no member of the Company Group has declared or paid any distribution or dividend and has not repurchased, redeemed or otherwise acquired any of its securities or equity interest, and no board of directors or other governing board of any member of the Company Group has authorized any of the foregoing.

2.3 Subsidiaries. Section 2.3 of the Company Disclosure Letter sets forth a true, complete and correct list of each Company Subsidiary and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth in Section 2.3 of the Company Disclosure Letter, all of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance (other than any restriction under the applicable securities Laws) with respect thereto. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, were offered, sold and delivered in compliance with all applicable Laws governing the issuance of securities, fully paid and nonassessable. There are no contracts to the Company or any its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the interests of the Subsidiaries listed in Section 2.3 of the Company Disclosure Letter, the Company does not own or have any rights to acquire, directly or indirectly, any capital stock or other equity interests of any Person. None of the Company or the Company Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or the Company Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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2.4 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5 Governmental Approvals. Except as otherwise described in Section 2.5 of the Company Disclosure Letter, no consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”), on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (i) such filings as may be required in any jurisdiction where the Company or any Company Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (ii) pursuant to Antitrust Laws.

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2.6 No Violations. Except as otherwise described in Section 2.6 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and each other ancillary agreement related hereto to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not, (i) conflict with or violate any provision of any Company Group Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Kuncheng Material Contract (as defined below), (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrances (as hereafter defined) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries, or (viii) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with or violate any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, principle of common law, constitution, treaty enacted, or any writ, arbitration award, injunction, directive, judgment, or decree, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject.

2.7 Financial Statements.

(a) The Company has provided to Purchaser the financial statements and notes (i) the audited consolidated balance sheets of the Company as of December 31, 2015 and 2014 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2015 and 2014 together with the notes to such statements and the opinion of [ ], independent certified public accountants (the “Kuncheng Audited Financials”), and (ii) the unaudited consolidated financial statements of the Company for the quarter ended September 30, 2016 (the “Kuncheng Interim Financials”) (the Kuncheng Audited Financials and Kuncheng Interim Financials, collectively, the “Kuncheng Financials”).

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(b) The Kuncheng Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Kuncheng balance sheets included as part of the Kuncheng Financials are true and accurate and present fairly as of their respective dates the financial condition of Kuncheng. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Kuncheng had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Kuncheng, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows included as part of the Kuncheng Financials reflect fairly the information required to be set forth therein by generally accepted accounting principles. The Kuncheng Financials (i) accurately reflect Kuncheng’s books and records as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as set forth on Section 2.7(b) of the Company Disclosure Letter and except for the absence of footnotes and audit adjustments in the case of unaudited Kuncheng Financials), (iii) fairly present in all material respects the consolidated financial position of Kuncheng as of the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated and (iv) to the extent required for inclusion in the filings with the SEC and mailings to Purchaser’s stockholders as it relates to the information statement, comply, in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC. Any Kuncheng Financials delivered pursuant to the terms of this Agreement will, when delivered, (i) s accurately reflect Kuncheng’s books and records as of the times and for the periods referred to therein, and (ii) be prepared in accordance with GAAP methodologies applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnotes and audit adjustments in the case of unaudited Kuncheng Financials), (iii) fairly present in all material respects the consolidated financial position of Kuncheng as of the respective dates thereof and the consolidated results of Kuncheng’s operations and cash flows for the periods indicated, and (iv) to the extent required for inclusion in the filings with the SEC and mailings to Purchaser’s stockholders as it relates to the information statement, will comply as of the Closing Date in all material respects with the Securities Act, Regulation S-X and the published general rules and regulations of the SEC.

(c) Each member of the Company Group maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Person does not maintain any off-the-book accounts and that such Person’s assets are used only in accordance with such Person’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Person and to maintain accountability for such Person’s assets, (iv) access to such Person’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Person’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No member of the Company Group has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries. Since January 1, 2014, neither the Company nor any Company Subsidiary, or any of their Representatives, or any auditor or accountant of the Company or the Company Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. Since January 1, 2014, no employee and no member of the Company Board nor any attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has received written notice from any Governmental Authority or any Person of any violation of consumer protection, insurance or securities Laws, breach of fiduciary duty or similar violation by the Company, the Company Subsidiaries or any of their respective officers, managers, directors, employees or agents or reported written evidence of any such violation to the Company Board or any committee thereof or to any director or executive officer of any member of the Company Group.

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(d) No member of the Company Group has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

2.8 Absence of Certain Changes. From January 1, 2014 through the date hereof, except as described in Section 2.8(a) of the Company Disclosure Letter and as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have (i) conducted their respective businesses in the ordinary course of business consistent with past practice, and (ii) not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to result in a Kuncheng Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary is subject to any material liabilities or obligations that is not adequately reflected or reserved on or provided for in the Kuncheng Financials, other than (i) liabilities or obligations of the type that have been incurred in the ordinary course of business consistent with past practice, (ii) liabilities or obligations reflected in Section 2.9 of the Company Disclosure Letter, and (iii) liabilities or obligations under the payment terms of Kuncheng Material Contracts (but not including liabilities for breaches or for indemnification obligations thereunder), except, in each case, for immaterial liabilities or obligations.

2.10 Compliance with Laws. Except as set forth in Section 2.10 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries are in conflict with, or in default or violation of, nor has it received, from January 1, 2014, any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected, including, without limitation, consumer protection, insurance or securities Laws, or (B) any Kuncheng Material Contract.

2.11 Regulatory Agreements; Permits.

(a) Except as disclosed in Section 2.11(a) of the Company Disclosure Letter, there are no material written agreements, memoranda of understanding, commitment letters, or Orders to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand.

(b) Except as disclosed in Section 2.11(b) of the Company Disclosure Letter, each of the Company, the Company Subsidiaries, and each employee of the Company or any Company Subsidiary who is legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company or such Company Subsidiary, hold all material permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other authorizations of Governmental Authorities, certificates, consents and approvals necessary to lawfully conduct the Company’s or the Company Subsidiaries’ respective business as presently conducted, and to own, lease and operate the Company’s or the Company Subsidiaries’ respective assets and properties, except for any such permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, certificates and approvals (collectively, the “Kuncheng Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Kuncheng Permits. All of Kuncheng Permits are in full force and effect, and no suspension or cancellation of any of Kuncheng Permits is pending or, to the Company’s knowledge, threatened. None of the Company or any Company Subsidiary is not in violation in any material respect of the terms of any Kuncheng Permit.

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2.12 Litigation. Except as disclosed in Section 2.12(a) of the Company Disclosure Letter, there is no material private, regulatory or governmental inquiry, action, suit, proceeding, litigation, claim, arbitration or investigation pending by or before any Governmental Authority (each, an “Action”), or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such). There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement. The Company and the Company Subsidiaries are in compliance with all Orders, except for any non-compliances which would not reasonably be expected to result in a Kuncheng Material Adverse Effect. Except as disclosed in Section 2.12(b) of the Company Disclosure Letter, there is no material Action that the Company or any of the Company Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of the Company, threatened against the Company involving a claim against the Company or any Company Subsidiary for false advertising with respect to any of the Company’s or any Company Subsidiary’s products or services. Since January 1, 2014, none of the current or former officers, managers or directors of any of the Company or the Company Subsidiaries have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

2.13 Restrictions on Business Activities. There is no Order binding upon the Company or any of the Company Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect, any business practice of the Company or any of the Company Subsidiaries as their businesses are currently conducted, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries as currently conducted, or the ability of the Company to compete with other parties.

2.14 Material Contracts.

(a) Section 2.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each material written contract, agreement, commitment, arrangement, lease, license, or plan and each other instrument in effect to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary, or any of their respective properties or assets are bound or affected, in each case as of the date hereof (each, a “Kuncheng Material Contract”) that:

(i) contains covenants that materially limit the ability of the Company or any Company Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

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(ii) involves any joint venture, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures, contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $ [50,000];

(v) involves the acquisition or disposition (to the extent such transaction would be consummated after the date hereof), directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $[50,000] (other than in the ordinary course of business) or capital stock or other equity interests of another Person;

(vi) by its terms calls for aggregate payments by the Company or any Company Subsidiary under such contract of more than $[50,000] per year or $[150,000] in the aggregate over the length of the contract;

(vii) with respect to any acquisition or disposition of another Person, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations in excess of $50,000 or (B) any “earn out” or other contingent payment obligations;

(viii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any member of the Company Group, its business or material assets;

(ix) obligates the Company or any Company Subsidiary to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

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(x) is between the Company or any Company Subsidiary and any of their respective directors, executive officers, shareholders or Affiliates, including all non-competition, severance and indemnification agreements;

(xi) is between the Company or any Company Subsidiary and any Top Customer or Top Supplier;

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any member of the Company Group has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another member of the Company Group) with a power of attorney;

(xiv) obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xv) is otherwise material to the Company or any Company Subsidiary or outside of the ordinary course of business of the Company Group and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Section 2.14(b) of the Company Disclosure Letter, with respect to each Kuncheng Material Contract: (i) such Kuncheng Material Contract is valid and binding and enforceable in all respects against the Company or the Company Subsidiary party thereto (subject to Enforceability Exceptions) and, to the Company’s knowledge, the other party thereto, and other than such contracts that have expired by their terms or terminated pursuant to the terms of this Agreement, are in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of Kuncheng Material Contract against the Company or such Company Subsidiary and, to the Company’s knowledge, the other party thereto; (iii) neither the Company nor any Company Subsidiary is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by the Company or any Company Subsidiary, or permit termination or acceleration by the other party thereto, under such Kuncheng Material Contract; (iv) to the Company’s knowledge, no other party to such Kuncheng Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Kuncheng Material Contract, (v) no other party to such Kuncheng Material Contract has notified the Company or any Company Subsidiary in writing that it is terminating or considering terminating the handling of its business by the Company or any Company Subsidiary or in respect of any particular product, project or service of the Company or any Company Subsidiary, or is planning to materially reduce its future business with the Company or any Company Subsidiary in any manner; and (vi) no member of the Company Group has waived any rights under such Kuncheng Material Contract.

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2.15 Intellectual Property.

(a) Section 2.15(a)(i) of the Company Disclosure Letter contains a list of: (i) all right, title and interest in and to all registered Intellectual Property and Intellectual Property that is the subject of a pending application for registration in each case that is, owned by the Company or any of the Company Subsidiaries and is material to the business of the Company as currently conducted (“Kuncheng Intellectual Property”); and (ii) all material Intellectual Property, other than as may be licensed pursuant to Off-the-Shelf Software Agreements, that is licensed to the Company or any of the Company Subsidiaries and is material to the business of the Company Group (“Kuncheng Licensed Intellectual Property”). Each of the Company and the Company Subsidiaries (x) has all right, title and interest in and to Kuncheng Intellectual Property owned by it, free and clear of all Encumbrances, other than rights and interest licensed to any other Person and Permitted Encumbrances, and (y) has valid rights to use the Kuncheng Licensed Intellectual Property. Except as set forth in Section 2.15(a)(ii) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person and, except as set forth in Section 2.15(a)(iii) of the Company Disclosure Letter, to the knowledge of the Company, there is no valid basis for any such allegation. Except as set forth in Section 2.15(a)(iv) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will materially impair or materially alter the Company’s or any Company Subsidiary’s rights to any Kuncheng Intellectual Property or Kuncheng Licensed Intellectual Property. All of Kuncheng Intellectual Property and the license rights to the Kuncheng Licensed Intellectual Property are valid, enforceable and subsisting and, as of the date hereof, there is no material Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries of any Kuncheng Intellectual Property or Kuncheng Licensed Intellectual Property or the validity, enforceability or effectiveness thereof. Kuncheng Intellectual Property and the Kuncheng Licensed Intellectual Property constitute all material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries and used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted. Neither the Company nor any of the Company Subsidiaries is in breach or default (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Kuncheng Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) United States and foreign copyrights, and registrations and applications for registration thereof; and copyrightable works, including website content; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information including, without limitation, know-how, recipes and formulas.

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2.16 Employee Benefit Plans.

(a) Section 2.16(a) of the Company Disclosure Letter lists, all Employee Benefit Plans. The Company Shareholders have made available to the Purchaser all material documents in relation to such Employee Benefit Plans, including each such plan’s text and any modification thereto, funding agreement, trust agreement, actuarial evaluation or financial report, annual filing, information booklet or other material communication to the Persons covered by any such plan and their beneficiaries, and material correspondence with any applicable competent Governmental Authority. Neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to (or had an obligation to contribute to) any Benefit Plan that is subject to ERISA.

(b) Except as set forth in Section 2.16(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) will not: (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of the Company; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Employee Benefit Plan.

(c) Except as set forth on Section 2.16(c) of the Company Disclosure Letter, no Employee Benefit Plan provides healthcare coverage, life insurance coverage or other welfare benefit coverage to retirees or other terminated employees other than as required by applicable Law.

(d) All contributions, premiums, and other payments (including any special contribution, interest, or penalty) required to be made to, or in respect of, any Employee Benefit Plan have been made, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected in the Financial Statements. No Employee Benefit Plan is funded through an insurance policy which contains a retroactive rate adjustment provision.

(e) For the purposes of applicable Law, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

(f) Except as set forth in Section 2.16(f) of the Company Disclosure Letter, no Kuncheng Benefit Plan is maintained outside the jurisdiction of the United States (any such Kuncheng Benefit Plan set forth in Section 2.16(f) of the Kuncheng Disclosure Schedule, “Kuncheng Foreign Benefit Plans”). All Kuncheng Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality and all Kuncheng Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Kuncheng Foreign Benefit Plans, adequate reserves therefor have been established in accordance with applicable foreign accounting standards on the accounting statements of the applicable the Company or Company Subsidiary entity.

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2.17 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by any member of the Company Group (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Kuncheng Financials have been established.

(b) Section 2.17(b) of the Company Disclosure Letter sets forth each jurisdiction where the Company and each Company Subsidiary files or is required to file a Tax Return.

(c) Neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any Tax authority that any such audit is contemplated or pending.

(d) There are no material claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Kuncheng Financials have been established).

(e) There are no Encumbrances with respect to any Taxes upon any of the Company’s or the Company Subsidiaries’ assets, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings and for which adequate reserves in the Kuncheng Financials have been established.

(f) Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on Taxes following the Closing.

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(h) Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) Neither the Company nor any Company Subsidiary has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(j) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date.

(k) Neither the Company nor any Company Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, social security, workers compensation, unemployment compensation, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18 Finders and Investment Bankers. Except as set forth in Section 2.18 of the Company Disclosure Letter, Neither the Company nor any Company Subsidiary has incurred, nor will they incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the Company Group.

2.19 Title to Properties; Assets.

(a) Section 2.19(a) of the Company Disclosure Letter contains a correct and complete list, of all real property and interests in real property leased or subleased by or for the benefit of the Company or any of the Company Subsidiaries from or to any Person (collectively, the “Kuncheng Real Property”). The list set forth in Section 2.19(a)(i) of the Company Disclosure Letter contains, with respect to each of Kuncheng Real Properties, all existing leases, subleases, licenses, guarantees or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all assignments, amendments, modifications, extensions and supplements thereto (collectively, the “Kuncheng Leases”), the terms of which have been complied with by the Company and any Company Subsidiary. The Kuncheng Real Property set forth in Section 2.19(a) of the Company Disclosure Letter comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries.

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(b) A true, correct, complete and full execution copy of each Kuncheng Lease set forth in Section 2.19(a) of the Company Disclosure Letter has been made available to Purchaser. Except as set forth in Section 2.19(b)(i) of the Company Disclosure Letter, the Company or Company Subsidiary’s interests in each of the Kuncheng Leases are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Kuncheng Leases is in full force and effect and are free and clear of all Encumbrances, other than Permitted Encumbrances, and each of the Kuncheng Leases is in full force and effect. Except as set forth in Section 2.19(b)(ii) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Kuncheng Lease is in breach of or in default under (with or without notice or lapse of time or both), in any material respect, any of the Kuncheng Leases. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Kuncheng Leases and have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances for water and sewer charges, Taxes or assessments and similar governmental charges or levies, which either are [A] not delinquent or [B] being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (ii) other Encumbrances imposed by operation of Law (including mechanics’, couriers’, workers’, repairers’, materialmen’s, warehousemen’s, landlord’s and other similar Encumbrances) arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) Encumbrances on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (v) title of a lessor under a capital or operating lease and the terms and conditions of a lease creating any leasehold interest, (vi) Encumbrances arising under this Agreement or any ancillary agreement hereto, and (vii) such other imperfections in title as are not, in the aggregate, reasonably likely to result in a Kuncheng Material Adverse Effect or a Purchaser Material Adverse Effect (as defined below), as the case may be.

(c) All items of Personal Property which is owned, used or leased by the Company or a Company Subsidiary with a book value or fair market value of greater than [$50,000] are set forth in Section 2.19(c)(i) of the Company Disclosure Letter, along with, to the extent applicable, a list of leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (“Kuncheng Personal Property Leases”). Except as set forth in Section 2.19(c)(ii) of the Company Disclosure Letter, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company Group. The operation of each of the Company and the Company Subsidiaries’ respective business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a member of the Company Group, except for such Personal Property that is owned by, leased, licensed or otherwise contracted to such entity. The Company has provided to Purchaser a true and complete copy of each of the Kuncheng Personal Property Leases, and in the case of any oral Kuncheng Personal Property Lease, a written summary of the material terms of such Kuncheng Personal Property Lease. The Kuncheng Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any Company Subsidiary under any of the Kuncheng Personal Property Leases. The Company has no knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Kuncheng Personal Property Leases, and neither the Company nor any Company Subsidiary has received notice of any such condition. Neither the Company nor any Company Subsidiary has waived any rights under any Kuncheng Personal Property Lease which would be in effect at or after the Closing. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Kuncheng Personal Property Lease with either the Company or a Company Subsidiary to declare a default or to accelerate, or which does accelerate, the maturity of any obligations of the Company or Company Subsidiary under any Kuncheng Personal Property Lease.

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(d) Except as set forth on Section 2.19(d) of the Company Disclosure Letter, each member of the Company Group has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances. The assets (including Intellectual Property rights and contractual rights) of the Company Group constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company Group as it is now conducted and presently proposed to be conducted or that are used or held by the Company Group for use in the operation of the businesses of the Company Group, and taken together, are adequate and sufficient for the operation of the businesses of the Company Group as currently conducted and as presently proposed to be conducted.

2.20 Employee Matters.

(a) There are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Company’s knowledge, since January 1, 2014, there has been: (i) no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units with respect to their employment with the Company or any of the Company Subsidiaries; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending with respect to their employment with the Company or any of the Company Subsidiaries or threatened against the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

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(b) Except as set forth in Section 2.20(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any Action involving unfair labor practices against the Company or any of the Company Subsidiaries pending, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.21 Environmental Matters. Except as set forth in Section 2.21 of the Company Disclosure Letter:

(a) Neither the Company nor any of the Company Subsidiaries is the subject of any national, international, federal, state, local or foreign Order, judgment or written claim, and neither the Company nor any of the Company Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, in each case that would impose a liability or obligation under any Environmental Law;

(b) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Environmental Laws;

(c) Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability or obligation under applicable Environmental Laws; and

(d) Each of the Company and the Company Subsidiaries holds and is in compliance in all material respects with all the Company Permits required to conduct its business and operations under all applicable Environmental Laws.

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2.22 Transactions with Affiliates. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or any Company Subsidiary, (iii) for other employee benefits made generally available to all employees, (iv) with respect to any Person’s ownership of membership interests, capital stock or other securities of the Company or any Company Subsidiary or such Person’s employment with the Company or any Company Subsidiary, (v) as set forth in Section 2.22 of the Company Disclosure Letter, or (vi) as stated in the Kuncheng Financials, there are no contracts or arrangements (each, a “Kuncheng Affiliate Transaction”) that are in existence in the past three (3) years or as of the date of this Agreement under which there are any material existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (x) present manager, officer or director of either the Company or any of the Company Subsidiaries or (y) record or beneficial owner of more than five percent (5%) of the outstanding the Company Ordinary Shares or more than five percent (5%) of the outstanding equity interest of any Company Subsidiary as of the date hereof (each of (x), (y) and (z), a “Kuncheng Affiliate,” and collectively, the “Kuncheng Affiliates”).

2.23 Insurance. Section 2.23 of the Company Disclosure Letter sets forth a correct and complete list of all insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company, any Company Subsidiary or any of their respective directors and/ or officers are a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid and (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy.

2.24 Books and Records. All of the financial books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and, since January 1, 2014, have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

2.25 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company and/or the Company Subsidiaries, in accordance with GAAP (the “Kuncheng Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company and/ or the Company Subsidiaries arising from their respective businesses. To the Company’s knowledge, none of the Kuncheng Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Kuncheng Financials.

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2.26 Top Customers and Suppliers. Section 2.26 of the Company Disclosure Letter lists, by dollar volume paid for each of (i) the twenty-four (24) months ended on the December 31, 2014 and (ii) the period from January 1, 2015 through June 30, 2016, the five (5) largest customers of the Company Group (the “Top Customers”) and the 5 largest suppliers of goods or services to the Company Group (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each of the Company or any Company Subsidiary with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or, to the Company’s knowledge, intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or a Company Subsidiary or intends to stop, decrease or limit materially its products or services to any of the Company or the Company Subsidiaries or its usage or purchase of the products or services of Company or any Company Subsidiary, (iii) to the Company’s knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any of the Company or the Company Subsidiaries or seek to exercise any remedy against any of the Company or the Company Subsidiaries, (iv) neither the Company nor any Company Subsidiary has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s knowledge, the consummation of the transactions contemplated in this Agreement and the other ancillary documents contemplated thereto will not affect the relationship of any of the Company or the Company Subsidiaries with any Top Supplier or Top Customer.

2.27 Investment Company Act. The Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

2.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement and/or ancillary document contemplated thereto will, at the date of filing or mailing, or any amendment thereto, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and the Company Subsidiaries or that is included in the SEC filings or mailings). None of the information supplied or to be supplied by the Company and the Company Subsidiaries expressly for inclusion or incorporation by reference in any of the Closing Filing and the Closing Press Release (each such capitalized term, as hereafter defined) (collectively, the “Ancillary Public Disclosures”) will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company and the Company Subsidiaries or that is included in the Ancillary Public Disclosures).

2.29 Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

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Article III

REPRESENTATIONS AND WARRANTIES OF Purchaser

Except as set forth in the disclosure letter delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Letter shall be deemed to have been disclosed on all other Sections of this Agreement (if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other Sections thereof to which such disclosure is responsive)), Purchaser hereby represents and warrants to the Company as follows:

3.1 Due Organization and Good Standing. Each of Purchaser and each wholly owned or partially owned subsidiary of Purchaser (collectively, the “Purchaser Subsidiaries”) is a corporation, limited liability company, or other entity duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has all requisite corporate, limited liability or other organizational power and authority to own, lease and operate its respective properties and to carry on its respective business as now being conducted. Each of Purchaser and the Purchaser Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to result in a Purchaser Material Adverse Effect. Except as set forth in Section 3.1 of the Purchaser Disclosure Letter, Purchaser has heretofore made available to the Company accurate and complete copies of Purchaser’s certificate of incorporation and by-laws, each as amended to date and as currently in effect (the “Purchaser Organization Documents”) and the equivalent organizational documents of each Purchaser Subsidiary (collectively, the “Purchaser Subsidiary Organization Documents”), each as amended to date and as currently in effect. Neither Purchaser nor any Purchaser Subsidiary is in violation of any provision of the Purchaser Organization Documents or Purchaser Subsidiary Organization Documents, as the case may be.

3.2 Title to Securities; Capitalization.

(a) The authorized capital stock of Purchaser consists of 1,000,000,000 shares of Purchaser Common Stock, par value $0.01 per share. Section 3.2(a) of the Purchaser Disclosure Letter sets forth the number of shares of Purchaser Common Stock and Purchaser preferred stock which are issued and outstanding (subject to Section 3.2(b) herein below). Except as set forth in Section 3.2(b) below, no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Florida Business Corporations Act, the Purchaser Organization Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser Organization Documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of any of Purchaser or the Purchaser Subsidiaries. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

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(b) Except as set forth in Section 3.2(b) of the Purchaser Disclosure Letter, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Purchaser or obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity. All shares of Purchaser Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non assessable.

(c) Except as set forth in Section 3.2(c) of the Purchaser Disclosure Letter, there are no registration rights (except as expressly contemplated by the Agreement), and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which Purchaser is a party or by which Purchaser is bound with respect to any of its capital stock. Except as set forth in Section 3.2(c) of the Purchaser Disclosure Letter, as a result of the consummation of the Exchange, no shares of capital stock, warrants, options or other securities of Purchaser are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Purchaser accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Except as disclosed on Section 3.2(d) of the Purchaser Disclosure Letter, no Indebtedness of Purchaser or any of the Purchaser Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or any of the Purchaser Subsidiaries, or (iii) the ability of Purchaser or any of the Purchaser Subsidiaries to grant any Encumbrance on its properties or assets.

(e) Since January 1, 2014, Purchaser has not declared or paid any distribution or dividend in respect of the Purchaser Common Stock and has not repurchased, redeemed or otherwise acquired any securities or equity interest of Purchaser, and the Purchaser Board has not authorized any of the foregoing.

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3.3 Subsidiaries.

(a) Section 3.3(a)(i) of the Purchaser Disclosure Letter sets forth a true, complete and correct list of each of the Purchaser Subsidiaries and their respective jurisdictions of incorporation, formation or organization. Except as otherwise set forth on Section 3.3(a)(ii) of the Purchaser Disclosure Letter, all of the capital stock and other equity interests of the Purchaser Subsidiaries are owned, directly or indirectly, by Purchaser free and clear of any Encumbrance (other than any restriction under the Securities Act, or any state “blue sky” securities Laws) with respect thereto. All of the outstanding shares of capital stock or other equity interests in each of the Purchaser Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and non-assessable, and with respect to the Purchaser Subsidiaries that are limited liability companies, are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and were not issued in material violation of any applicable foreign, federal or state securities Laws. Neither Purchaser nor any Purchaser Subsidiary owns, directly or indirectly, any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person other than publicly traded securities constituting less than five percent (5%) of the outstanding equity of the issuing entity, other than capital stock or other equity interest of the Purchaser Subsidiaries owned by Purchaser or another Purchaser Subsidiary.

(b) Section 3.3(b) of the Purchaser Disclosure Letter lists all jurisdictions in which each of Purchaser and each Purchaser Subsidiary is qualified to conduct its respective business.

3.4 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other ancillary agreement related hereto to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Purchaser Board and (ii) except for the approval of the stockholders of Purchaser (the “Purchaser Stockholder Approval”), no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each other ancillary agreement related hereto to which it is a party or to consummate the Exchange, and the other transactions contemplated hereby and thereby. This Agreement has been, and each ancillary agreement to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and assuming the due authorization, execution and delivery of this Agreement and any such ancillary agreements by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

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3.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of Purchaser or any of the Purchaser Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement or any ancillary agreement related hereto or the consummation by Purchaser of the transactions contemplated hereby or thereby other than (i) such filings as may be required in any jurisdiction where Purchaser or any Purchaser Subsidiary is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (ii) such filings as contemplated by this Agreement, (iii) such filings as contemplated by this Agreement pursuant to the Exchange, (iv) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act of 1934, as amended (the “Exchange Act”), the Financial Industry Regulatory Authority (“FINRA”) or any state “blue sky” securities Laws, and the rules and regulations thereunder, or (v) where the failure to obtain or make such Consents or to make such filings or notifications would not reasonably be expected to result in a Purchaser Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

3.6 No Violations. Except as otherwise described in Section 3.6 of the Purchaser Disclosure Letter, the execution and delivery by Purchaser of this Agreement and each other ancillary agreement related hereto and the consummation by Purchaser of the transactions contemplated hereby and thereby and compliance by Purchaser with any of the provisions hereof or thereof will not (i) conflict with or violate any provision of the Purchaser Organization Documents, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Purchaser Material Contract, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Encumbrance (except for Permitted Encumbrances) upon any of the properties, rights or assets of Purchaser or any of the Purchaser Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.5 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Purchaser or any of the Purchaser Subsidiaries or any of their assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to result in a Purchaser Material Adverse Effect.

3.7 Litigation. Except as disclosed in Section 3.12 of the Purchaser Disclosure Letter, there is no Action pending, or, to the knowledge of Purchaser, threatened against Purchaser, any Purchaser Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to result in a Purchaser Material Adverse Effect. There is no Order binding against Purchaser, any Purchaser Subsidiary, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective managers, officers, directors or partners (in their capacities as such) that would prohibit, prevent, enjoin, restrict or alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Purchaser Material Adverse Effect. Purchaser and the Purchaser Subsidiaries are in compliance with all Orders, except for any non-compliance which would not reasonably be expected to result in a Purchaser Material Adverse Effect. Except as disclosed in Section 3.12 of the Purchaser Disclosure Letter, there is no material Action that Purchaser or any of the Purchaser Subsidiaries has pending against other parties. There is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser involving a claim against Purchaser or any Purchaser Subsidiary for false advertising with respect to any of Purchaser’s or any Purchaser Subsidiary’s products or services, except for any such Action(s) which would not reasonably be expected to result in a Purchaser Material Adverse Effect.

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3.8 Finders and Investment Bankers. Purchaser has not incurred, nor will it incur, any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any Purchaser Subsidiary.

3.9 Investment Intent. Purchaser is acquiring 51% of the Company Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Interests. Purchaser understands that the 51% of the Company Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.10 Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the ancillary documents contemplated thereto to which it is a party, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules and ancillary documents hereto and thereto, any fact necessary to make the statements or facts contained therein not materially misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

As an inducement to Purchaser to enter into this Agreement, each Company Shareholder, severally but not jointly, hereby represent and warrant to Purchaser as follows.

4.1 Company Shares. The Company Shares represent 51% of the issued and outstanding capital stock of the Company. Such Company Shareholder is the record and beneficial owner, and has good, valid and marketable title to, the Company Shares appearing next to such Company Shareholder’s name on Schedule A hereto. Such Company Shareholder has the right and authority to sell and deliver its Company Shares, free and clear of all Encumbrances or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the Company Shares as herein contemplated and/or upon registering of Purchaser as the new owner of 51% of the Company Shares in the share register of the Company, Purchaser will receive good title to 51% of the Company Shares owned by such Company Shareholder.

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4.2 Power and Authority. Such Company Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

4.3 No Conflicts. The execution and delivery of this Agreement by such Company Shareholder and the performance by such Company Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such Company Shareholder and (c) will not violate or breach any contractual obligation to which such Company Shareholder is a party.

4.4 Purchase Entirely for Own Account. The Exchange Shares (as defined in Section 1.1(a) herein) proposed to be acquired by such Company Shareholder pursuant to the terms hereof will be acquired for investment for such Company Shareholder’s own account, and not with a view to the resale or distribution of any part thereof.

4.5 Acquisition of Exchange Shares for Investment.

(a) Such Company Shareholder is acquiring the Exchange Shares for investment purposes and for such Company Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Company Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Company Shareholder further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) Such Company Shareholder represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in Purchaser and its securities.

(c) Such Company Shareholder is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) and understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Company Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S. Such Company Shareholder has no intention of becoming a U.S. Person. At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Company Shareholder was outside of the United States.

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(d) Such Company Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e) Such Company Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

Article V

COVENANTS

5.1 Other Actions. Notwithstanding anything to the contrary in Section 5.7:

(a) as promptly as practicable after the Closing, the Company and the Company Shareholders shall ensure that Purchaser files a Current Report on Form 8-K announcing the Closing (“Closing Filing”), which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the Closing, the Company shall distribute the Closing Press Release and shall file the Closing Filing with the SEC.

(b) As promptly as practicable after the Closing, the Company and the Company Shareholder shall ensure the update and or amendment of the shareholder information in the Company’s public record with the local authority to reflect the consummation of the Exchange and Purchaser being 51% owner of the Company.

(c) In connection with the preparation of the Closing Filing or any other report, statement, filing notice or application made by or on behalf of Purchaser and/or the Company to any Government Authority, FINRA or other third Person in connection with the Exchange and the other transactions contemplated hereby, and for such other reasonable purposes, Purchaser and the Company each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Exchange, or any other report, statement, filing, notice or application made by or on behalf of Purchaser or the Company to any third party and/or any Governmental Authority in connection with the Exchange and the other transactions contemplated hereby.

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5.2 Officers and Directors of Purchaser and the Company after Closing.

(a) Change in Board of Purchaser and Company. Effective at Closing, Mr. Kuncheng Yang, and two other individuals (such incoming director, the “New Purchaser Director”) shall be appointed as directors of the Purchaser Board, with Mr. Kuncheng Yang also appointed as the Chairman of the Purchase Board. Prior to Closing, Purchaser shall take all necessary action to ensure that the New Purchaser Directors’ appointments have been duly authorized and effective at Closing. Effective at Closing, two individuals (such incoming directors, the “New Company Directors”) shall be appointed as directors of the Company Board by the Purchaser. Prior to Closing, the Company and Company Shareholders shall take all necessary action to ensure that the New Company Directors’ appointments have been duly authorized and effective at Closing.

(b) No Termination Payments. Prior to Closing, Purchaser shall take all necessary action to ensure that no payments, including but not limited to parachute payments or accrued but unpaid salaries, shall be due or outstanding to any of the Purchaser officers or directors, in their capacities as such.

5.3 Section 16 Matters. Prior to the Closing Date, the Company Shareholders shall take all commercially reasonable steps as may be required to cause any acquisitions of Purchaser Common Stock resulting from the Exchange or the other transactions contemplated hereby by each Person who is or can be reasonably expected to become as a result of the Exchange subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

5.4 Further Assurances. Purchaser, the Company and the Company Shareholders shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Exchange and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain (in accordance with this Agreement) as soon as practicable all Requisite Regulatory Approvals (as defined below) , all the Company Requisite Consents (as defined below), all Purchaser Requisite Consents (as defined below) and any other consents, registrations, approvals, permits and authorizations as may be agreed upon by the Parties.

5.5 Directors and Officers Indemnification and Insurance.

(a) In the event the Exchange is consummated, then until the sixth anniversary of the Closing Date, the Company and the Company Shareholders will, and will cause Purchaser to comply with, fulfill and honor, in any and all respects, all of the obligations of Purchaser or Purchaser Subsidiary to their respective present and former directors and officers (the “Covered Persons”) pursuant to the Purchaser Organization Documents and the Purchaser Subsidiary Organization Documents, in each case, in effect on the Closing Date (the “Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Closing Date which are asserted after the Closing Date, including with respect to this Agreement, the Exchange and the other transactions contemplated herein. Any claims for indemnification made on or prior to the sixth anniversary of the Closing Date shall survive such anniversary until the final resolution thereof. Neither Purchaser nor any Purchaser Subsidiary shall amend, modify or terminate any of the Indemnification Provisions, in each case, until the later of the sixth anniversary of the Closing Date or the final resolution of any claims for indemnification.

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(b) In the event the Exchange is consummated, if Purchaser or any Purchaser Subsidiary shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or any Purchaser Subsidiary, as applicable, assume all of their respective obligations as set forth in this Section 5.5.

(c) Prior to the Closing Date, Purchaser and/or any Purchaser Subsidiary may purchase tail insurance coverage for Purchaser and/or Purchaser Subsidiary Covered Persons which shall provide such directors and officers with coverage (the “Insurance Coverage”). The Company shall maintain (or cause Purchaser and/or any Purchaser Subsidiary to maintain) such Insurance Coverage in full force and effect, and continue to honor the obligations thereunder during the term thereof.

(d) In the event the execution of this Agreement or the undertaking of any act or omission by Purchaser required by this Agreement prior to the Closing Date causes any insurance policy, in place for the benefit of any Purchaser or Purchaser Subsidiary Covered Persons immediately prior to the date of this Agreement, to terminate or causes any reduction in the benefits of such policy, Purchaser or any Purchaser Subsidiary may purchase insurance policies for the benefit of such Covered Persons; provided, however, that such new policies shall not exceed the coverage that was provided under such terminated insurance policy or such policy where benefits were reduced.

(e) This Section 5.5 shall survive the consummation of the Exchange, is intended to benefit each of the Covered Persons and shall be binding on all successors and assigns of Purchaser and the Purchaser Subsidiaries, and shall be enforceable by the Covered Persons.

Article VI

survival and Indemnification

6.1 Survival.

(a) Survival of Representations and Warranties. The representations and warranties of the Company and the Company Shareholders which are contained in or made pursuant to this Agreement will survive the Closing until that date which is the first anniversary of the Closing Date; provided, however, that any representation or warranty the breach or violation of which is made the basis of a claim for indemnification will survive until such time as such claim is finally resolved in accordance with this Agreement. The representations and warranties of the Parties to this Agreement other than the Company and the Company Shareholders which are contained in or made pursuant to this Agreement will expire, terminate and not survive the Closing. The Confidentiality Agreement, Section 5.2(b), Section 6.13, Section 8.2, Section 8.3 and this Article IX shall survive any termination of this Agreement in accordance with Section 8.1.

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(b) Survival of Other Provisions. The Confidentiality Agreement, Section 5.2(b), Article XI, Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement in accordance with Section 8.1.

6.2 Indemnification by the Company. Subject to the terms and conditions of this Article VI, the Company and the Company Shareholders (including their Affiliates and successors or assigns) (the “Indemnifying Parties”) shall indemnify and hold harmless Purchaser and its Affiliates and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all losses, any liabilities, claims (including claims by third parties), judgments, damages (including consequential damages), diminution in value, Taxes, interest, penalties, liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party arising in whole or in part out of or resulting directly or indirectly from any breach by the Indemnifying Party of any representations, warranties, covenants or agreements contained in this Agreement or in any ancillary document related hereto to which it is a party.

6.3 Payment of Claim. Except as otherwise set forth in this Article VI, any amount owing by any Indemnifying Party shall be paid within two (2) Business Days after determination of such amount.

6.4 Limitations and General Indemnification Provisions.

(a) Each of the Parties hereto hereby acknowledge and agree that following the Closing, except with respect to actions for specific performance or other equitable remedies (including as provided for in Section 9.10 hereof), the provisions of this Article VI shall be the sole and exclusive remedies of any Indemnified Party for any breach by another Party of this Agreement, and the Parties hereto hereby acknowledge and agree that no Party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

(b) Except as otherwise expressly provided in this Article VI, an Indemnified Party will not be entitled to receive any indemnification payments under Section 6.2 until the aggregate amount of Losses incurred by the Indemnified Parties exceed $[400,000] (the “Basket”), in which case the Indemnifying Party shall be obligated to the Indemnified Parties for the amount of all Losses of the Indemnified Parties (including the first dollar of Losses of the Indemnified Parties required to reach the Basket); provided, however, that the Basket shall not apply to indemnification claims (i) for breaches of any of the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 or 2.18 or (ii) that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

(c) For purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of an indemnification claim hereunder, each representation and, warranty and covenants set forth in this Agreement (including the Disclosure Schedules) or any ancillary document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

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(d) No investigation or knowledge by an Indemnified Party of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VI, with respect thereto.

(e) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.

6.5 Indemnification Procedures.

(a) In order to make a claim for indemnification hereunder, an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Party [and the Escrow Agent, if applicable], which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnifying Party;

(b) In the case of any claim for indemnification under Section 6.2 arising from a claim of a third party (including the IRS or any other Governmental Authority) (a “Third Party Claim”), the Indemnified Party must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party promptly (but in no event later than twenty (20) days) after the Indemnified Party's receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party or parties of their indemnification obligations except to the extent that the Indemnifying Party is actually harmed thereby. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Indemnifying Party unless (i) the Indemnifying Party fails to acknowledge fully its obligations to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) there is a conflict of interest between the Indemnifying Party or the Indemnified Party in the conduct of such defense. If the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Indemnifying Party elects not to, or is not entitled under this Section 6.5 to, compromise or defend such Third Party Claim, fails to notify the Indemnified Party of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which has been or will be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Party's right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the delivery of a release for such Third Party Claim, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Party's right to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to direct the defense.

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(c) With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnified Parties will be free to pursue such remedies as may be available under this Agreement, any other ancillary documents contemplated by the Agreement, or applicable Law.

Article VII

CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Exchange and other transactions described herein shall be subject to the satisfaction or waiver (where permissible), at or prior to the earlier of the Closing Date, of the following conditions:

(a) Requisite Regulatory Approvals and Stockholder Approvals. All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for any such authorizations, approvals and/or permits the failure of which to obtain would not reasonably be expected to result in a the Company Material Adverse Affect or a Purchaser Material Adverse Affect (the “Requisite Regulatory Approvals”), and the Purchaser Stockholder Approval shall have been obtained or made.

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(b) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Exchange or the other transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Exchange or any other transactions contemplated by this Agreement or the other ancillary agreements related to this Agreement.

7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Exchange are subject to the satisfaction or waiver by Purchaser, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company and the Company Shareholders set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Kuncheng Material Adverse Effect”) shall be true and correct as of date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Kuncheng Material Adverse Effect.

(b) Agreements and Covenants. Each of the Company and the Company Subsidiaries shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Officer Certificate. The Company shall have delivered to Purchaser a certificate, dated the Closing Date, signed by the chief executive officer of the Company certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(e).

(d) Closing Deliverables. The Company shall have delivered to Purchaser: (i) true copies of such Party’s certificate of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date; and (ii) true copies of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby.

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(e) Kuncheng Material Adverse Effect. No Kuncheng Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Company Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 7.2(j) attached hereto (the “the Company Requisite Consents”), shall have each been obtained or made.

7.3 Conditions to Obligations of the Company and Company Shareholders. The obligations of the Company and the Company Shareholders to consummate the Exchange are subject to the satisfaction or waiver by the Company and the Company Shareholders, at or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect”) shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer Certificate. Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer of Purchaser, certifying in such capacity as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(e).

(d) Closing Deliverables. Purchaser shall have delivered to the Company: (i) true copies of Purchaser’s certificate of incorporation and bylaws (or similar applicable organizational documents) as in effect as of the Closing Date, and (ii) true copies of the resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the other ancillary documents contemplated thereto to which it is a party or by which it is bound, and the consummation of the Exchange and each of the transactions contemplated hereby and thereby.

(e) Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Purchaser Requisite Consents. The authorizations, approvals and permits required to be obtained from or made with any third party in order to consummate the transactions contemplated by this Agreement, as set forth in Exhibit 7.3(h) attached hereto (the “Purchaser Requisite Consents”), shall have each been obtained or made.

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Article VIII

FEES AND AMENDMENT

8.1 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Exchange or any other related transaction is consummated. The Parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement.

8.2 Amendment. This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

Article IX

MISCELLANEOUS

9.1 Waiver. At any time prior to the Closing Date, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-affiliated Party with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, the Company Shareholders or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next Business Day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	if to Purchaser, to:

China Teletech Holding Inc.

c/o Corporation Service Company

1201 Hays Street

Tallahassee, FL

Attn: Yankuan Li

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with a copy to (but which shall not constitute notice to Purchaser):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Richard Anslow, Esq.

Facsimile: (212) 370-7889

(ii)	if to the Company or the Company Shareholders, to:

[Address]

Shenyang, Liaoning.

Attention: Kunyuan Yang

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York county. The Parties hereto hereby (A) submit to the exclusive jurisdiction of any New York county state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. Each of Purchaser, the Company and the Company Shareholders agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of Purchaser, the Company and Company Shareholders irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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9.5 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

9.6 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.7 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. market on which the Purchaser Common Stock is then traded. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.8 Legal Representation. This Agreement was negotiated between legal counsel for the parties, or such parties elected to waive such right to have legal counsel assist them.

9.9 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Company Disclosure Letter and the Purchaser Disclosure Letter referred to herein, which exhibits and disclosure letters are incorporated herein by reference, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

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9.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Exchange be consummated as originally contemplated to the fullest extent possible.

9.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Purchaser, the Company or the Company Shareholders in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.12 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party, unless otherwise specified herein, including but not limited to the terms set forth in Section 6.12.

9.13 Disclosure Letters. The disclosure of any matter in the Company Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, shall be deemed to be a disclosure on all other sections of the Company Disclosure Letter or the Purchaser Disclosure Letter, as the case may be, if such disclosure is in sufficient detail to make it readily apparent to a reasonable Person that such disclosure applies to the other sections thereof to which such disclosure is responsive. Certain of the information set forth in each of the Company Disclosure Letter and the Purchaser Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made by the Parties in this Agreement, nor shall such information be deemed to establish a standard of materiality. If there is any inconsistency between the statements in this Agreement and those in the Company Disclosure Letter or Purchaser Disclosure Letter (other than an exception set forth in such Company Disclosure Letter or Purchaser Disclosure Letter), the statements in this Agreement will control.

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9.14 Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings, unless otherwise specified herein:

“Affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, New York, are not required or authorized by Law to close.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restrictions or covenants with respect to, or conditions governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, and including restrictions on Hazardous Substances in electrical and electronic equipment, in each case as in effect before or at the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(b), (c), (m) or (o) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and/or any of its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary agreement related hereto, the preparation, filing, mailing and printing of the information statement documents and all other matters related to the consummation of the Exchange.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law. Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls, (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5 and (c) substances restricted under the European Union Directive on the restriction of the use of certain hazardous substances in electrical and electronic equipment, 2002/95/EC.

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“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity.

“Subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, or any entity which is otherwise controlled by such Person, whether through securities ownership or contractual arrangements, or as would otherwise be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Kuncheng Material Adverse Effect” shall mean, with respect to the Company or any member of the Company Group, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Company Group, or materially diminish the value of the Company Shares or (b) does or would reasonably be expected to materially impair or delay the ability of the Company, the Company Shareholders or the Company Representative to perform their respective obligations under this Agreement, including but not limited to all agreements and covenants to be performed or complied by such parties under the Agreement, or to consummate the transactions contemplated hereby and thereby; provided, however, that a Kuncheng Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or the application or interpretation thereof, (D) with respect to each Company, the industries in which such Company primarily operates and not specifically relating to such Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the applicable Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as such Company).

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“Trading Day” means any day on which the Purchaser Common Stock is traded on the principal securities exchange or securities.

“Purchaser Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the financial condition or operating results of Purchaser and the Purchaser Subsidiaries, taken as a whole, except any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would, or could have occurred a Purchaser Material Adverse Effect: (i) the effect of any change in the general political, economic, financial, capital market or industry-wide conditions (except to the extent that Purchaser and the Purchaser Subsidiaries are affected in a disproportionate manner relative to other companies in the industries in which Purchaser and the Purchaser Subsidiaries conduct business), (ii) the effect of any change that generally affects any industry or market in which Purchaser or any of the Purchaser Subsidiaries operate to the extent that it does not disproportionately affect, individually or in aggregate, Purchaser and the Purchaser Subsidiaries taken as a whole, relative to other participants in the industries in which Purchaser and the Purchaser Subsidiaries operate; (iii) the effect of any change arising in connection with any international or national calamity, commencement, continuation or escalation of a war, armed hostilities or act of terrorism which does not disproportionately affect Purchaser and the Purchaser Subsidiaries taken as a whole, relative to other participants in the industries in which Purchaser and the Purchaser Subsidiaries operate; (iv) the announcement of the execution of this Agreement, the pendency of or the consummation of the Exchange or the other transaction expressly contemplated hereby, (v) any change in applicable Law or GAAP or interpretation thereof, (vi) the execution by Purchaser and performance of or compliance by Purchaser with this Agreement or the taking of any action expressly contemplated or permitted by this Agreement, (vii) any shareholder litigation brought or threatened against Purchaser or any member of the Purchaser Board by shareholder(s) of Purchaser owning less than ten percent (10%) of the issued and outstanding Purchaser Common Stock in the aggregate in respect of this Agreement or the transactions contemplated hereby; (viii) any matter disclosed in the Purchaser Disclosure Letter or (ix) any failure to meet any financial or other projections.

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The following sets forth the location of capitalized terms defined in the body of this Agreement:

Terms	Section

Action	2.12
Agreement	Preamble
Ancillary Public Disclosures	2.28
Basket	6.4(b)
Claim Notice	6.5(b)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Filing	Section 3.02(a)
Company Board	Recitals
Company Disclosure Letter	Article II
Consent	2.5
Covered Persons	5.5(a)
Enforceability Exceptions	2.4
Exchange Act	2.5
Exchange Shares	1.1(b)
Expenses	0
FINRA	2.5
Governmental Authority	2.5
Indemnification Provisions	5.5(a)
Indemnified Party	6.2
Insurance Coverage	5.5(c)
Intellectual Property	2.15(b)
Law	2.6
Laws	2.6
Loss	6.2
New Purchaser Directors	5.11(a), 5.11(a)
Order	2.12
Organic Dilution Event	1.3
Parties	Preamble
Party	Preamble
Permitted Encumbrances	2.19(b)
Requisite Regulatory Approvals	7.1(a)
Securities Act	2.5
Tax	2.17(l)
Tax Returns	2.17(a)
Taxes	2.17(l)
the Company Organization Documents	2.1
the Company Permits	2.11(b)
the Company Requisite Consents	7.2(g)
Third Party Claim	6.5(c)
Kuncheng Personal Property Leases	2.19(c)
Kuncheng Intellectual Property	2.15(a)
Kuncheng Licensed Intellectual Property	2.15(a)
Kuncheng Real Property	2.19(a)
Kuncheng Accounts Receivable	2.25

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Kuncheng Affiliate Transaction	2.22
Kuncheng Financials	2.7
KunchengForeign Benefit Plans	2.16(a)
Kuncheng Group Organization Documents	2.1
Kuncheng Leases	2.19(a)
Kuncheng Material Contract	2.14(a)
Top Customers	2.26
Top Suppliers	2.26
Purchaser Board	Recitals
Purchaser Disclosure Letter	Article III
Purchaser Organization Documents	3.1
Purchaser Requisite Consents	7.3(f)
Purchaser Stockholder Approval	3.4
Purchaser Subsidiaries	3.1
Purchaser Subsidiary Organization Documents	3.1

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO
SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first above written.

CHINA TELETECH HOLDING, INC.

By:	/s/ Yankuan Li
Name:	Yankuan Li
Title:	President and Chief Executive Officer

LIAONING KUNCHENG EDUCATION INVESTMENT CO., LTDKUNCHENG

By:	/s/ Kunyuan Yang
Name:	Kunyuan Yang
Title:	President

COMPANY SHAREHOLDERS:

/s/ Kunyuan Yang
Name:	Kunyuan Yang

Schedule A

Company Shareholders

Name of the Shareholders	Percentage Interests to be Transferred
Kunyuan Yang	51%

Total	51%

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